Exhibit 10.1
Summary of the 2015 Alphatec Holdings, Inc. Discretionary Bonus Plan
2015 Discretionary Bonus Plan for United States Employees and James Corbett (President and CEO), Michael O’Neill (CFO),Michael Plunkett (COO), Stephen Lubischer (VP, Sales) and Ebun Garner (General Counsel and SVP)
In the United States, under our 2015 Discretionary Bonus Plan (the “2015 Bonus Plan”) the target cash bonus is a formula expressed as a percentage of each employee’s 2015 base salary, subject to the achievement of corporate performance criteria. The corporate performance criteria were predicated on the achievement of: (i) certain revenue and income targets, and (ii) certain annual free cash flow (defined as EBITDA plus or minus change in working capital (inventory, receivables, payables) minus capital expenditures) targets. Each set of targets were established by the Company’s Nominating, Governance and Compensation Committee (the “Committee”) in accordance with the 2015 operating plan that was approved by the Company’s Board of Directors. For the executive officers listed above, which are the named executive officers in the Company’s 2015 proxy, and the Company’s other executive officers, 100% of the bonus is based upon the Company’s performance compared to the revenue and income targets. For the remainder of the employees in the United States a portion of their bonus is based upon Company’s performance compared to the revenue and income targets, and a portion of their bonus is based upon the individual’s achievement of such individual’s personal performance goals. The bonus is payable in 2016. The Committee approved all financial performance criteria for the awarding of such cash bonuses.

With respect to all of the bonuses described above, we have to have achieved a threshold of financial performance that was established by the Committee before any of the discretionary bonuses based on the financial criteria set forth above would become payable. However, the Committee has the authority to issue bonuses if such criteria has not been achieved if it believes that circumstances warrant the payment of such bonus. Likewise, even if the financial criteria were met, the Committee has the ability to not issue any individual a bonus if it believes that circumstances warrant the non-payment of such bonus.
Under the 2015 Bonus Plan, the range of bonus opportunity as a percentage of 2015 base salary for each of our named executive officers in our 2015 proxy statement is as follows:

Name	2015 Base Salary	2015 Target Bonus Percentage
James Corbett, President and CEO	$530,000	80%
Michael Plunkett, COO	$335,000	60%
Michael O’Neill, CFO	$325,000	60%
Stephen Lubischer, VP, Sales	$290,000	60%
Ebun Garner, General Counsel and SVP	$280,000	60%